Exhibit 10v.

RESTRICTED STOCK UNITS AGREEMENT

UNDER THE BRISTOL-MYERS SQUIBB COMPANY

2002 STOCK INCENTIVE PLAN

1.	RESTRICTED STOCK UNITS AWARD

Under the terms of the Bristol-Myers Squibb Company 2002 Stock Incentive Plan, as amended (the "Plan"), the Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the "Committee") has granted to the Award Recipient (“you”) on the Award Date an Award of Bristol-Myers Squibb Company Restricted Stock Units (“RSUs”) as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. RSUs are granted under Section 8 of the Plan. Each RSU shall represent the conditional right to receive one share of Bristol-Myers Squibb Common Stock (“Common Stock”). Upon settlement, the vested RSUs shall be settled by distribution to you of one share of Common Stock (subject to any tax withholding as described in Section 4) for each RSU then being settled. RSUs include the right to receive dividend equivalents as specified in Section 5 (“Dividend Equivalents”). The purpose of such Award is to motivate and retain you as an employee of Bristol-Myers Squibb Company (the "Company") or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.	RESTRICTIONS AND FORFEITURES

Except as otherwise provided in this Section 2, RSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company following the Award Date, subject to the provisions of this Section 2. Assuming the satisfaction of these conditions, the RSUs will become vested and nonforfeitable as follows: 25% on the first anniversary of the Award Date; an additional 25% on the second anniversary of the Award Date; an additional 25% on the third anniversary of the Award Date; and the final 25% on the fourth anniversary of the Award Date. In the event you attain age 65 while still an employee of the Company or a subsidiary, all unvested RSUs held by you at least one year from the Award Date will become vested and non-forfeitable, and thereafter, so long as you remain an employee of the Company or a subsidiary after attaining age 65, all other RSUs will become 100% vested one year from the Award Date.

(a)	Except as set forth below, during the Restricted Period, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto.

(b)	RSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the RSUs (i.e., upon vesting) by delivery of one share of Common Stock for each RSU being settled; provided, however, that settlement of an RSU shall be subject to the six-month delay rule specified in Plan Sections 13(a)((iv) and (v). (Note: This rule may apply to any portion of the RSUs that vests after the time you become Retirement eligible under the Plan, and could apply in other cases as well). Settlement of RSUs which directly or indirectly result from non-cash Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of the granted RSU. Until shares are delivered to you in

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settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock (you are entitled to Dividend Equivalents, however). Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

(c)	In the event of your Retirement (as that term is defined in the Plan; however, if you attain age 65 before Retirement, RSUs held for at least one year will have vested prior to Retirement) or your death prior to the end of the Restricted Period, you, or your estate, shall be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted (taking into account RSUs previously vested), provided that you have been continuously employed by the Company for at least one year following the Award Date and your employment has not been terminated by the Company for misconduct or other conduct deemed detrimental to the interests of the Company. The formula for determining the proportionate number of your RSUs to become vested and non-forfeitable upon your Retirement or Death is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(d)	In the event your employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, and you are not eligible to Retire, you shall be entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted, provided that you have been continuously employed by the Company for at least one year following the Award Date and you sign a general release and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement. The formula for determining the proportionate number of RSUs you are entitled to under this Section 2(d) is available by request from the Office of the Corporate Secretary at 345 Park Avenue, New York, New York 10154.

(e)	In the event you become Disabled (as that term is defined in the Plan), for the period during which you continue to be deemed to be employed by the Company or a subsidiary (i.e., the period during which you receive disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs. Upon the termination of your receipt of disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii), if you do not return to employment status, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the RSUs as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination.

(f)	In the event your employment is terminated by reason of a Qualifying Reason (as defined under the Plan) during the three- (3) year period following a Change in Control (as defined under the Plan), the Restricted Period and all remaining restrictions shall expire and the RSUs shall be deemed fully vested.

(g)	In the event of your voluntary termination, or termination by the Company for misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company, you shall forfeit all unvested RSUs on the date of termination.

(h)	In the event that you fail promptly to pay or make satisfactory arrangements as to the withholding taxes as provided in Section 4, all RSUs then subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(i)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(j)	Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(k) hereof. Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

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(k)	(i) A transfer of you from the Company to a subsidiary, or vice versa, or from one subsidiary to another; (ii) A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, your failure to return to active service with the Company or a subsidiary at the end of an approved leave of absence shall be deemed a termination of employment. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the vesting dates for the unvested RSUs shall be extended by the length of any such leave of absence.

(l)	By accepting the RSUs, you expressly agree and covenant that during the Restricted Period (as defined below) and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company. You may, however, be actively connected with a Competitive Business after your employment with the Company terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection.

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iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date your employment with the Company ceased for any reason whatsoever;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(m)	Forfeiture. If the Committee determines that you have violated any provisions of Section 2(l) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

any unvested portion of the RSUs shall be immediately rescinded;

you shall automatically forfeit any rights you may have with respect to the RSUs as of the date of such determination; and

if any part of the RSUs vests within the twelve-month period immediately preceding a violation of Section 2(l) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares).

(n)	Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii) “Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

(iii) “Restricted Period” means, with respect to each RSU, the period from the Award Date until the date such RSU has become vested and non-forfeitable.

(o)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 2 are fair and reasonable and are reasonably required for the protection of the Company. In the event that all or any part of this Section 2 is held to be unenforceable or invalid, the remaining parts of Section 2 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 2 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(p)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

3.	DEATH OF AWARD RECIPIENT

In the event of your death prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and you estate shall succeed to any other rights provided hereunder in the event of your death.

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4.	TAXES

At such time as the Company is required to withhold taxes with respect to the RSUs, or at an earlier date as determined by the Company, you shall make remittance to the Company of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your RSUs to satisfy the mandatory tax withholding requirements. Prior to settlement of the RSUs, the Dividend Equivalents payable to you will be compensation (wages) for tax purposes and will be included on your W-2 form. The Company will be required to withhold applicable taxes on such Dividend Equivalents. The Company may deduct such taxes either from the gross Dividend Equivalents payable on such RSUs or from any other cash payments to be made to or on account of you or may require you to make prompt remittance to the Company of such tax amounts. Any cash payment to you under Section 5 of the Agreement will be included in your W-2 form as compensation and subject to applicable tax withholding.

5.	DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a) Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a cash amount shall be paid to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date.

(ii)	Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share at such payment date.

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to you as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) The number of your RSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Section 10 of the Plan or any other “equity restructuring” as defined in FAS 123R, taking into account any RSUs credited to you in connection with such event under Section 5(a).

6.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company unless otherwise specifically provided for in such plan.

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7.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or any specific position or level of employment with the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

8.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

9.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

10.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

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11.	GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of New York.

12.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

13.	DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the company to store and transmit such information in electronic form.

14.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

For the Company

Bristol-Myers Squibb Company

By:

Date:

I have read this Agreement in its entirety. I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.

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